THE TAIWAN FUND, INC. REVIEW
November 2007

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) dropped by 11.16% in U.S. dollar terms in November. Foreign investors, local institutions and proprietary traders net sold NT$ 149.4 billion, NT$ 5.5 billion and NT$ 12.2 billion, respectively. In terms of sector performance, the Steel and Banking sectors outperformed, dropping by 6.4% and 9.7% month-over-month (“MoM”), respectively. The Glass and the Technology sectors underperformed, dropping 24.4% and 12.1% MoM, while the Rubber and the Food sectors continued to underperform, dropping 14.6% and 12.8% MoM, respectively. On the economic front, Taiwan’s GDP grew by an annualized rate of 6.92% in 3Q07. In October, Taiwan’s seasonally-adjusted unemployment rate stayed at September’s level of 3.89%. The real regular wage fell 1.5% YoY in September. Export orders rose to a historical high of US$32.2bn in October, with annual growth up by 18.0%.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 2.07% in November. Overweight positions in the PCB Substrate sector and underweight positions in the PC & Peripheral sector contributed positively to the Fund’s performance. Overweight positions in the IC Design sector and underweight positions in the Operator sector negatively contributed to the Fund’s performance.
Investment Strategy:
Global stock markets continued to reel from high oil prices and a dimmer outlook for the US economy. Given expectations of another rate cut by the Fed, we believe that , over the near term, we could see a market rebound after its recent deep correction if the global markets stabilize. In November, the Taiwanese market saw an increased number of companies buy back shares, which shows signs of underperforming share prices. However, we expect the market to be range bound, as local attention will be focused on domestic politics as the Legislative Yuan election is coming up in early January and the presidential election in March.
In terms of sector allocation, we have a slightly over weight position in technology, with focus on bottom up earnings growth and market share gain story. We have an under weight position in cyclicals, and we increased our position in telecom as a defensive holding in a volatile environment. We have maintained an under weight position in the financial sector.
Total Fund Sector Allocation

	% of	% of
As of 11/30/07	Total Fund	TAIEX
Computer Service and Software	0.0	0.00
Electronic Components	9.4	3.68
Electronics	4.8	1.61
IC Design	12.4	3.55
Memory IC	2.2	2.08
PC & Peripherals	13.5	17.44
Semiconductor Manufacturing	6.8	10.92
Telecommunication	9.1	9.01
TFT-LCD	7.3	6.81
Cement	0.0	1.49
Foods	1.2	1.06
Plastics	1.6	7.94
Textiles	2.1	1.71
Electric & Machinery	0.0	0.87
Elec. Appliance & Cable	0.0	0.48
Chemicals	0.0	1.20
Glass & Ceramics	1.9	0.33
Paper & Pulp	0.7	0.30
Steel & Iron	3.2	3.30
Rubber	0.0	0.80
Automobile	0.0	0.76
Construction	3.2	1.41
Transportation	2.2	2.51
Tourism	0.0	0.21
Finance	8.9	13.51
Wholesale & Retail	2.1	0.87
Others	0.0	5.88
Biotech	0.0	0.27
Athletic Footware	1.7	0.00
Petroleum Services	1.2	0.00
Securities	0.00	0.00
Total	95.5	100.00
Cash	4.5

Technology	65.5	55.10
Non-Technology	21.1	13.52
Financial	8.9	31.38
Total Net Assets: US$371.26 Million
Top 10 Holdings of Total Fund Portfolio

As of 11/30/07	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	4.86

Taiwan Semiconductor Manufacturing Co. Ltd	4.56

MediaTek Inc.	4.53

High Tech Computer Corp.	4.03

Au Optronics Corp.	3.79

Synnex Technology International Corp.	3.07

Asustek Computer Inc.	2.93

Cathay Financial Holding Co. Ltd.	2.74

China Steel Corp.	2.50

Foxconn Technology Co. Ltd.	2.48

Total	35.49
NAV: US$22.69     Price: US$20.59     Discount:-9.26%
No. of Shares: 16.4 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-13.23%	-11.16%	-11.16%
Fiscal Year to Date (c)	-4.38%	-2.22%	-2.10%
One Year	17.44%	13.79%	17.73%
Three Years	18.97%	14.80%	19.26%
Five years	16.17%	14.80%	N/A
Ten Years	2.91%	0.97%	N/A
Since Inception	10.84%	11.13%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 10/31/07	As of 11/30/07
TAIEX	9711.37	8586.40
% change in NTD terms	3.18	-11.58
% change in USD terms	3.88	-11.16
NTD Daily avg. trading volume (In Billions)	161.32	134.26
USD Daily avg. trading volume (In Billions)	4.98	4.16
NTD Market Capitalization (In Billions)	23926.14	22200.19
USD Market Capitalization (In Billions)	738.12	688.12
FX Rate: (NT$/US$)	32.415	32.262

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Shirley Yang

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